Exhibit 99.1

CORPORATE PARTICIPANTS
Steven Nielsen Dycom Industries, Inc. - President, CEO
Tim Estes Dycom Industries, Inc. - Executive VP, COO
Rick Vilsoet Dycom Industries, Inc. - VP, General Counsel, Secretary
Drew DeFerrari Dycom Industries, Inc. - SVP, CFO

CONFERENCE CALL PARTICIPANTS
John Rogers D.A. Davidson & Co. - Analyst
Sean Eastman KeyBanc Capital Markets - Analyst
Alex Rygiel FBR & Company - Analyst
Simon Leopold Raymond James & Associates, Inc. - Analyst
Adam Thalhimer BB&T Capital Markets - Analyst
Christian Schwab Craig-Hallum Capital Group - Analyst
Alan Mitrani Sylvan Lake Management - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by and welcome to the Dycom results conference call. For the conference, all participants are in a listen-only mode. There will be an opportunity for your questions. Instructions will be given at that time. As a reminder, today's call is being recorded. I'll turn the conference now to Mr. Steven Nielsen. Please go ahead.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Thank you John. Good morning everyone. I'd like to thank you for attending this conference call to review our fourth-quarter fiscal 2015 results.

During the call, we will be referring to a slide presentation which can be found on our website, www.dycomind.com under the heading "Events". Relevant slides will be identified by number throughout our presentation.

Going to Slide 2, today we have on the call Tim Estes, our Chief Operating Officer, Drew DeFerrari, our Chief Financial Officer, and Rick Vilsoet, our General Counsel. Now I will turn the call over to Rick Vilsoet.

Rick Vilsoet - Dycom Industries, Inc. - VP, General Counsel, Secretary

Thank you Steve. Referring to Slide 3, except for historical information, the statements made by Company management during this call may be forward-looking and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including those related to the Company's outlook, are based on management's current expectations, estimates, and projections and involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in the Company's annual report on Form 10-K for the year ended July 26, 2014 and other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements.

Steve?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Thanks Rick. Now moving to Slide 4 and a review of our fourth-quarter results, as you review our results, please note that we have presented certain revenue amounts excluding revenues from businesses acquired during the fourth quarter of fiscal 2014 and the first and fourth quarters of fiscal 2015. Certain revenue amounts excluding revenues from stimulus funded projects, Adjusted EBITDA and Adjusted EPS, all of which are non-GAAP financial measures in our release and comments. See Slides 13 through 16 for a reconciliation of non-GAAP measures to GAAP measures.

Revenue increased significantly year-over-year to $578.5 million, an increase of 20%. This quarter was impacted by a broad increase in demand from each and every one of our top five customers as we deployed 1 gigabit wireline networks and grew core market share. These factors offset a decline in work for rural customers receiving stimulus funding and a reduction in services for wireless carriers.

Gross margins increased 308 basis points as a percentage of revenue, reflecting a better mix of work types, increased revenue density, and broadly improved operating performance, while general and administrative expenses also improved year-over-year, decreasing 31 basis points. All of these factors produced Adjusted EBITDA of $88.5 million, or 15.3% of revenue, and net income of $0.97 per share compared to $0.48 in the year-ago quarter.

Cash and availability under our credit facility totaled $321.6 million. During the quarter and in the first quarter of fiscal 2016, we repurchased approximately 1.055 million shares of our common stock for $66.5 million at an average price of $62.97 per share.

In addition, we acquired two businesses during the quarter for $22.1 million and subsequent to the end of the quarter purchased TelCom Construction for $48.6 million.

Our outstanding performance this entire fiscal year occurred within an industry environment where our customers continue to announce surprisingly positive news about their future plans. These plans augur well for increased opportunities and encourage us to confidently contemplate the possibility of improved prospects, even as we are currently producing very strong results.

Going to Slide 5, today a number of major industry participants are deploying significant wireline networks across broad sections of the country. These newly deployed networks are generally designed to provision bandwidth enabling 1 gigabit speeds to individual consumers. Recently, one industry participant articulated plans to deploy speeds to 10 gigabits. These industry developments are producing opportunities across a broad array of our existing customers, which, in aggregate, are unprecedented for the industry.

Currently, we are providing program management, engineering and design, aerial and underground construction and fulfillment services for 1 gigabit deployments. These services are being provided across the country in dozens of metropolitan areas to a number of customers. Revenues and opportunities driven by this new industry standard accelerated during the fourth quarter of fiscal 2015. Customer spending modulations have diminished and customers are publicly outlining multi-year initiatives which are being implemented and managed in some instances through monthly build out objectives on a market-by-market basis. As network strategies have firmed, timing uncertainty has receded.

It is increasingly likely that, in retrospect, calendar year 2015 will be clearly seen as the foundational year for a massive investment cycle in wireline networks reminiscent of and perhaps more meaningful than the one that occurred in the 1990s. We remain confident that our competitively unparalleled scale and market share, as well as our robust financial strength, position us well to deliver valuable services to our customers for those opportunities which have the highest likelihood of benefiting our shareholders.

Now, moving to Slide 6, during the quarter, we experienced the effects of an overall industry environment which showed clear signs of acceleration. Organic revenue grew 18.2% while revenue excluding services provided for stimulus funded projects grew organically at a rate of 22.2%. Our top five customers combined produced 64.3% of revenue, increasing 31% organically, while all other customers increased 0.7% organically.

Of note, for the second consecutive quarter, each one of our top five customers grew organically. AT&T was our largest customer at 19.1% of total revenue, or $110.4 million. AT&T grew 13% organically year-over-year. Growth in wireline services more than offset an expected year-over-year decline in wireless.

Revenue from CenturyLink was $90.5 million or 15.6% of revenue. CenturyLink grew 42.1% organically. Revenue from Comcast was $72 million, or 12.4% of revenue. Comcast was our third largest customer and grew organically 23.1%. Verizon was Dycom's fourth largest customer for the quarter at 9.1% of revenue, or $52.6 million. Verizon grew organically 36.2%. Revenue from a customer who has requested that we not disclose their identity was $46.8 million, or 8.1% of revenue. It was our fifth-largest customer.

Going to Slide 7, backlog at the end of the fourth quarter was $3.680 billion versus $2.912 billion at the end of the third quarter of 2015, an increase of approximately $768 million. Of this backlog, approximately $1.619 billion is expected to be completed in the next 12 months. Both backlog calculations reflect solid performance as we continue to book new work and renew existing work. We continue to anticipate substantial future opportunities across a broad array of our customers.

For CenturyLink, we renewed construction and maintenance agreements in Oregon, Nevada, Utah, Wyoming, Colorado, Wisconsin, Tennessee, Alabama, Ohio, Pennsylvania, New Jersey, Virginia, North Carolina and Florida. From Verizon, we received construction and maintenance and underground facility locating services agreements for Delaware and Virginia. With Columbia Gas, we extended our underground facility locating services contract in Virginia. From Comcast, we received construction service agreements in Connecticut and Pennsylvania. And finally, we secured rural and municipal broadband builds in Oregon, California, Utah, New Mexico, Minnesota, Wisconsin, Kentucky, Tennessee and South Carolina. Headcount increased during the quarter to 11,159.

Now I will turn the call over to Drew for his financial review and outlook.

Drew DeFerrari - Dycom Industries, Inc. - SVP, CFO

Thanks Steve, and good morning everyone.

Going to Slide 8, contract revenues for Q4 of 2015 were $578.5 million, and organic growth was at 18.2%, reflecting solid growth from a number of our top customers. Acquired businesses contributed in aggregate $11.8 million of revenue in the current period. Adjusted EBITDA increased to 15.3% of revenue, or $88.5 million, compared to 11.9%, or $57.5 million, in the year-ago period. Gross margins increased over 300 basis points from improved customer opportunities, lower fuel prices and improved productivity compared to Q4 2014.

G&A as a percent of revenue was slightly down year-over-year and reflects our scale of operations, costs of recently acquired businesses and an increase in performance based compensation from strong operating results.

The strength of the performance this quarter resulted in earnings per share of $0.97 compared to non-GAAP EPS of $0.48 in Q4 2014.

Our effective tax rate came in at 37.8% for the full year and slightly lower for Q4. The rate difference was approximately $0.02 of EPS in the quarter.

Turning to Slide 9, our cash flows and balance sheet continue to reflect the strength of our business. Operating cash flows of $18.4 million reflect solid earnings and changes in working capital. During Q4, our combined DSOs of AR and costs in excess of billings, net declined by two days to 90 days.

During the quarter, we completed work on a stimulus project on which the customer owned us for past due balances. We collected a substantial portion of the balances and the remaining balance of $6.8 million is expected to be collected during fiscal 2016.

Capital expenditures net of disposals were $23.6 million during Q4 2015 and gross CapEx was approximately $25.9 million.

During the fourth quarter of 2015 and the first quarter of 2016, we spent a total of $66.5 million to repurchase approximately 1.055 million shares of our common stock at an average price of $62.97 per share. Additionally, yesterday, our board authorized an additional $50 million for the repurchase of shares over the next 18 months.

During Q4, we completed two acquisitions, Venture Communications and Moll's Utility Services, for a total of $22.1 million. Subsequent to the end of the quarter, we completed the acquisition of TelCom Construction for a purchase price of $48.6 million. TelCom, based in Clearwater, Minnesota, provides construction and maintenance services for telecommunications providers throughout the U.S.

On our senior credit facility, we ended the quarter with $150 million outstanding on the term loan and $95.3 million drawn on the revolving facility.

In summary, we continue to maintain a strong balance sheet and our liquidity is over $321 million with availability on our credit agreement and cash on hand.

Now, going to our outlook on Slide 10, as we look ahead to Q1, we anticipate revenues which range from $615 million to $635 million. This outlook includes an expectation of more than $30 million of revenue from businesses acquired in fiscal 2015 and Q1 2016. We expect firm and strengthening end market opportunities and a broad range of demand from several large customers, including 1 gigabit deployments and growing core market share. Gross margin percent is expected to expand from Q1 2015 and reflects a solid mix of customer growth opportunities. Total G&A costs are expected to be at or below 8.5% of revenue, reflecting our increasing scale, acquired G&A and acquisition costs, and higher performance based compensation, including share-based award expense.

For the full year fiscal -- of 2016, capital expenditures, net of disposals are expected to be approximately $125 million. Our net CapEx investment is expected to support growth, including recent contract awards, and will also support the additional CapEx for our newly acquired businesses.

Depreciation and amortization is expected to increase on a combined basis and is expected to range from $27.8 to $28.4 million from the increase in net capital expenditures and from the incremental costs of our recently acquired businesses.

Interest expense is expected at approximately $7.4 million. Other income from asset sales is expected to range from $900,000 to $1.3 million. Taxes are expected near 38% for fiscal 2016.

The applicable factors are expected to generate an Adjusted EBITDA margin percent which expands from the Q1 2015 result and earnings which are currently expected to range from $0.96 to $1.04 per diluted share. We expect approximately 34.3 million diluted shares during Q1 2016 with shares gradually increasing in subsequent quarters.

Now, going to Slide 11, looking ahead to Q2 of fiscal 2016, our outlook reflects normal winter weather patterns, and we currently expect total revenue growth percent of high teens, or slightly better, as a percentage of revenue compared to Q2 2015. This outlook includes an expectation of more than $20 million of revenue from the businesses that we acquired since Q2 2015.

We expect margins to increase over the Q2 2015 result. Each year, our second-quarter gross margins decline sequentially from our first-quarter due to seasonality. Our results are impacted by inclement winter weather, fewer available workdays due to the holidays, reduced daylight work hours, and the restart of calendar payroll taxes.

G&A expense is expected in line as a percent of revenue year-over-year and include non-cash stock-based compensation of approximately $4.1 million. Adjusted EBITDA margin percent is currently expected to increase from Q2 2015.

Other factors influencing results include depreciation and amortization on a combined basis, which is expected to range from $29.7 to $30.4 million from the increase in net capital expenditures and from the incremental costs of our recently acquired businesses, interest expense of approximately $7.3 million and other income from asset sales which ranges from $2.0 million to $2.5 million.

Finally, as a result of our 52/53-week calendar, I'd like to remind you that our fiscal 2016 will include 53 weeks of operations with the extra week of operations included in Q4 2016.

Now I will turn the call back to Steve.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Thanks Drew. Moving to Slide 12, within an improving economy, we experienced the effects of a solid industry environment and capitalized on our significant strengths. First and foremost, we maintain strong customer relationships throughout our markets. We continue to win and extend contracts at attractive pricing. Secondly, the strength of those relationships and the extensive market presence they have created has allowed us to be at the forefront of evolving industry opportunities. The end market drivers of these opportunities remain firm and are strengthening.

Telephone companies are deploying fiber to the home and fiber to the node technologies to enable video offerings and 1 gigabit high-speed connections. These deployments are accelerating and impacting our business. Some of those telephone companies previously deploying fiber to the node architectures are transitioning to fiber to the home deployments while others are beginning to provision video over their fiber to the node architectures.

Cable operators are continuing to deploy fiber to small and medium businesses and with increasing urgency. Some are doing so in anticipation of the customer sales process. Overall, cable capital expenditures and new build opportunities are expanding. Dramatically increased speeds to consumers are being planned.

New projects resulting from the Connect America Fund 1 are deploying fiber deeper into rural networks. More are expected as new multi-year opportunities emerge through the balance of this calendar year.

And customers are consolidating supply chains, creating opportunities for market share growth. Within this context, we believe we are uniquely positioned, managed and capitalized to meaningfully experience an improving industry environment to the benefit of our shareholders.

We remain encouraged that our major customers possess significant financial strength and remain committed to multi-year capital spending initiatives, which in most cases are meaningfully accelerating and expanding in scope. We remain confident in our strategies, the prospects for our Company, the capabilities of our dedicated employees and the experience of our management team as we grow our business and capitalization.

Now, John, we will open the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions).

John Rogers, D.A. Davidson.

John Rogers - D.A. Davidson & Co. - Analyst

Good morning and congratulations on the great quarter. I guess, Steve, the first question I had was as your customers start to add to the 1 gigabit service, I'm curious what you're seeing in terms of competition. Is it as one carrier announces they're going into the city, are the other carriers immediately responding and also trying to build out in the city? And how does Dycom participate in that with multiple carriers trying to compete to build out networks?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

I think, John, that because these networks are big undertakings and really part of multi-year plans, I mean my sense is that the deployment is broad. I assume that our customers are cognizant of competition, but I really think it's about what they see as the opportunity to grow revenue and to make their service more attractive, first and foremost. And while they are not blind to competition, my sense is they are doing this because it makes good sense for them.

John Rogers - D.A. Davidson & Co. - Analyst

Okay. So in other words, as one carrier announces it, are you seeing other carriers then step up and trying to compete? Are the driving each other?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

I think if you look at the overlap of announcements amongst telephone companies, a new entrant as well as the cable companies, there's clearly overlap. And that is a function really of the consolidation of the industry, which we have been a beneficiary of because, as these customers make network decisions, it impacts very broad sections of the country. So in that way, it's a little bit different than the 1990s where you had many more providers and so kind of the change in consensus took a while to roll out here. A big company makes a big decision and they want to get it done.

John Rogers - D.A. Davidson & Co. - Analyst

Okay. I'm just trying to understand, think about how this cycle plays out. And then versus the previous big upticks that we've seen over the past decades, could you talk a little bit? Steve, you mentioned there's less competition, or the contracts are a little bit more consolidated. Can you put a little more color around that, I mean how many competing bids there are within a market area versus what we saw, I don't know, 10 years ago?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

John, I wouldn't say there's less competition. Our customers are pretty good at making sure that they have fair costs. I think the issue is that, as the telecom industry has consolidated, for our customers, they've gotten bigger. They would like to work with bigger companies, and that's created opportunities for us to scale up and do acquisitions. I think our success as well as others' in the industry will attract competition, but we've seen that before, and we are not concerned. As long as we do a good job for our customers, there will be plenty of opportunity.

John Rogers - D.A. Davidson & Co. - Analyst

Okay, thanks. I'll get back in queue.

Operator

Tahira Afzal, KeyBanc Capital Markets.

Sean Eastman - KeyBanc Capital Markets - Analyst

Hi Gentlemen, this is Sean on for Tahira this morning. Congrats on a great fiscal year. Very impressive stuff.

My first question, guys, is when you're looking at bookings this year, on a sequential basis, total backlog grew quite notably but the 12-month backlog stayed pretty flat. So I was just curious if there's some kind of shift in profile in terms of what you guys booked in the fourth quarter. And then also for Drew, if you are able to break out the acquisition content added to backlog this quarter, that would be very helpful.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

On the backlog, we clearly had a number of renewals which increased the total backlog. It's not unusual for the next 12 months backlog, due to seasonality and a portion of the business where we have annual contracts, to be relatively flat through the middle of the year just based on the seasonality of the cycle. So we don't see anything in particular changing about the profile other than clearly it was a good quarter, and it builds a real foundation to the business when you have that kind of increase in backlog. The backlog contribution in the quarter from the acquisitions that were closed in the quarter is negligible to the number, small number.

Sean Eastman - KeyBanc Capital Markets - Analyst
Okay, that's great. Awesome. And then secondly, I've just got to ask, the AT&T and DirecTV deal closing, any comments on what it might mean for the pace of growth for Dycom with that customer would be helpful.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Sure. AT&T had an analyst day on August 12, and if you haven't seen it, I recommend you go to the video of the Q&A session at about a minute and ten and watch for the next five minutes. And I think it speaks for itself.

Sean Eastman - KeyBanc Capital Markets - Analyst
All right. That's what I will do. Anyway, congrats again guys. Take care.

Operator

Alex Rygiel, FBR Capital.

Alex Rygiel - FBR & Company - Analyst

Good morning Steve, very nice quarter. Could you talk a little bit more about the Connect America Funds Part 2? Is it in your backlog yet? When might it come into your backlog, if at all? Is it in your guidance yet? And how do the recent acquisitions position you for those CAF opportunities?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

The short answer is it's not in the projections yet. We are having a number of discussions with customers around CAF work. Beyond that, for competitive reasons, clearly we are not going to go into any detail. So it's not in the projections. It's not in the backlog. Particularly, two of the three acquisitions had broad exposure to one of the CAF recipients through part of the country that it does really enhance our exposure. And so we think that's an upside to both acquisitions.

Alex Rygiel - FBR & Company - Analyst

And again, when might we start to see this come through backlog, or is this something that actually may not necessarily kind to be recognized in backlog in the future?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

It depends on what the eventual arrangements are. Some portion of it will flow through potentially to our master contract agreements, and so that will just come through as the work activity flows through those contracts. Others may come in other forms, once again which we are not going to spend some time on for competitive reasons, but we definitely see real opportunity there.

Alex Rygiel - FBR & Company - Analyst

And then you said a couple of things in your prepared remarks. First, you referenced multi-year plans with monthly build plans being discussed. First, obviously, that sounds like you're getting much better visibility into your customers' plans. Is that true? And then secondly, you talked about increased revenue density. Can you talk about the impacts of that on your P&L?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Sure. With respect to the comment on the monthly build targets -- and we have been involved in a number of these large network architecture rollouts. And when our customers have really gotten their plans together and when they are beyond trial phase and in the deployment phase, they generally manage these programs on a very granular level because they are important to them. And so that's just an indicator for us as to how important these initiatives are when people are being held accountable for monthly build targets. So it's just an indicator of what we see.

And your second question, Alex?

Alex Rygiel - FBR & Company - Analyst

Increased revenue density and how that impacts your P&L.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

So. I think one of the advantages that we have versus others in the industry is, with the broad footprint of existing relationships that we have, we generally are not stretching to expand our local presence in anticipation of some of these larger projects. So, we tend to be in the market at least in some fashion. And that just helps us leverage our existing office and warehouse facilities, our existing local management, just helps us do a better job for the customer.

Alex Rygiel - FBR & Company - Analyst

Very helpful. Thank you.

Operator

Simon Leopold, Raymond James.

Simon Leopold - Raymond James & Associates, Inc. - Analyst

Thank you very much for taking my questions. A couple of housekeeping I'd like to get out of the way and then some trending questions if we might. So, as you might expect, if you could give us the split of cable and telco and then round out your top 10 list please?

Drew DeFerrari - Dycom Industries, Inc. - SVP, CFO

Sure, Simon. This is Drew. Good morning. So, the split, telco was at 62.1%; cable was at 28.5%; facility locating at 6.2%; electrical and other at 3.1%. To round out the top 10, Windstream was number six at 5.3% of revenue. Time Warner Cable was number seven at 4.9% of revenue. Charter Communications was number eight at 2.6% of revenue. Corning was number nine at 2.0% of revenue. And Questar Gas was number 10 at 0.9% of revenue.

Simon Leopold - Raymond James & Associates, Inc. - Analyst

Great, thank you for that. I wanted to see if we could talk a little bit about the trends around small cells. We picked up some conflicting comments where AT&T has sounded I'll say less enthusiastic about small cells as an area for investment where many other carriers remain upbeat. I'd like to get your perspective in terms of how you see the industry and then how you see it contributing to your business going into the next year or so.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Sure. So, I would say at this point in the business, it's certainly something we are participating in primarily on indoor DAS and small cell. We do some work for outside DAS. I would tell you that it is certainly part of every carrier's technology roadmap that we can see, although the urgency with which they are addressing it varies from carrier to carrier.

I think, for us, what we're focused on is it places a premium on having good backhaul, good fiber backhaul, and there are a number of intermediate-term drivers to wireless where we see wireless quality and efficiency being contingent on more fiber deployments. And so we are seeing some of those fiber deployments. So it's a driver; it's not a primary driver of what we are seeing right now.

Simon Leopold - Raymond James & Associates, Inc. - Analyst

Great. At its recent analyst meeting, AT&T talked about the fact that it's found better, more efficient ways to deliver fiber to the home that made it more cost effective for them. I'm wondering if you've got some insight into what might be different about their tactics, and whether or not that has implications for your business either with them or in general in terms of fiber to the home construction.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

I'm not going to talk about a specific client. I would say that there are a number of technologies around the fiber cable itself and how it's spliced that make it more efficient. These are not technologies that are necessarily new to us. We've seen them with a number of clients. And I think it's supportive of more deployments. To the extent that the cost of the equipment and cable comes down, that leaves more profitable deployments for our customers, which is a good thing for us.

Simon Leopold - Raymond James & Associates, Inc. - Analyst

Great. Just one last one please. Can you tell us the EBITDA multiples for the acquisitions you made?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Historically, we have said that we pay in a range of kind of four to six times. Besides that, I'm not going to say that -- provide any detail other than to say they were in line with what we've done for similar sized acquisitions.

Simon Leopold - Raymond James & Associates, Inc. - Analyst

That's very helpful. Thank you for taking my questions and good report.

Operator

Adam Thalhimer, BB&T Capital Markets.

Adam Thalhimer - BB&T Capital Markets - Analyst

Good morning guys. Steve, you talked about a 10 gigabit recent announcement which I think is tied in with DOCSIS 3.1. And I'm curious. What does a DOCSIS 3.1 rollout mean for the actual infrastructure, the node, the fiber, and the stuff that you guys do?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

So the comment that we made with respect to 10 gigabits was actually to somebody who supplies connections over fiber, so that was -- the primary focus was over fiber. With respect to DOCSIS 3.1, that has similar capabilities in total. It certainly is an opportunity for us. It requires CPE replacement; it requires other electronic replacement. And over time, to get the full benefit of capacity, it may very well entail node splits and other construction activities as traffic increases based on the speed capability. So, it's a good platform technology that provides both direct opportunities to us and subsequently may enable other opportunities for us after it's fully deployed.

Adam Thalhimer - BB&T Capital Markets - Analyst

Okay. And if I go back to your comments in March and April of this year relative to this fiber cycle versus the 1990s, back then, I think you had said that this cycle was probably going to be in aggregate smaller than the 1990s cycle. And now you're kind of staying more in line if not slightly larger. So I'm just curious what's changed in the last three or four months.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Clearly, we've had visibility from one major customer that's completed a merger that had in part some commitments surround fiber builds. That will create a competitive response, amongst others. I think we've continued to see good news flow out of the industry in general. And so it feels like it will be as good or perhaps better for the industry. I think we are clearly positioned better than we were in the 1990s. The Company is much larger, has better capability, better focus, more management than we had at that point in time. So we are looking forward to the opportunity.

Adam Thalhimer - BB&T Capital Markets - Analyst

Okay. Your unnamed customer, there were some press reports that they hired a construction manager to handle a number of the southeast cities. How should we think about kind of trends from that customer going forward in light of that announcement?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

We are not going to acknowledge one way or another who that customer is at their request. We are very confident that, if we do a good job for that customer like every other customer, that we've got some pretty robust growth opportunities.

Adam Thalhimer - BB&T Capital Markets - Analyst

Okay. And lastly, just on all other customers, that's such a big disparity that your top customer is growing 30% organically, the all others kind of flattish organically. When does that (multiple speakers)

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Well, the industry (multiple speakers) that we talked about is we had drag as the stimulus projects completed in this quarter. And the vast majority of the stimulus work was done by customers not in the top five, and so that drag was primarily there. To the extent we had some drag in wireless, like everybody else in the industry, and to the extent that wireless customers were not in the top five, and that's also going to be concentrated there, so you have the two pockets that were a little bit weaker in a very strong quarter happen to be below the top five.

Adam Thalhimer - BB&T Capital Markets - Analyst

Okay, thanks.

Operator

Christian Schwab, Craig-Hallum.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Great. Thanks for taking my questions. Great quarter guys. When we look, Steve, at the acquisitions, can you rank relationship geography and labor, just actual talented labor, on reasons for the acquisitions? What's most important when you're looking at them?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

It's always management's relationship with the customer and their ability to manage profitably. And obviously, if we can do that in a geography where we are represented but they may be better represented so we can expand the footprint, that's important. But it's always about management's ability to provide good service for customers.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Great. When we think about AT&T's sizing up this potential 12.5 million new customers to light up for fiber over the next four years, would you expect the rollout to be similar to the heroic effort of Verizon, meaning we kind of start with a small number. I think their numbers were roughly $1 million, $2 million, $3 million, $3 million when they did that. Would you expect that type of rollout, or would you expect that they are better positioned to step on the gas a little bit faster since they've kind of been talking about this for an extended period of time before the government kind of stepped in and said you really have to do it.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Clearly, the program has been underway for a period of time, so it's not starting from a dead stop. They are a big customer. They have very strong skills around building these big networks, and so I think they will be able to accomplish the objective. That doesn't mean it will be easy, because there's lots of third parties that are involved in the process around permitting and other tactical details, but I think they are going to do as they always have whatever they have committed to.

Christian Schwab - Craig-Hallum Capital Group - Analyst

When we talk to people inside the industry, they suggest that the actual fiber to the home deployment costs, labor and engineering, construction, probably equates to 70% of the aggregate cost. And you can play with those numbers and come anywhere from as little as $750 to $1,400 per home. When we decide to look at the TAM directionally, let's just assume that you already have some customers lined up by fiber, say roughly 1 million, that leaves 11.5 million left at $750 to lay that fiber on average cost. And then we assume a percentage of that will go aerial versus buried. You are much better positioned obviously in buried. You very quickly get to numbers well north of $2 billion that they are going to have to spend. Is that correct?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

I think we can collapse that down to “big”. It's a big opportunity. We do participate on both aerial and buried. Because the copper -- the fiber cable and electronics continue to decline in cost over time, there's a greater percentage of what they spend that's going to be for labor services. There certainly are things that they will choose to do themselves, but it's a broad opportunity. And however you run the numbers, it comes out with a big number at the end.

Christian Schwab - Craig-Hallum Capital Group - Analyst

When we look back at Verizon's FIOS fiber build, our text kind of suggests as little as 70%, as much as 90% of that build was done by you and another competitor. Would you, A, agree with that number? And B, would you expect similar results in the next build?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

I've never seen any kind of market share numbers. I would acknowledge that, particularly after our acquisition from Quanta and have their history, that we deployed a lot of fiber optic cable. I think the number is probably more than 125 million lineal feet and still growing, because we are still doing some work. 70% to 90% sounds like a large number to me, but as long as we do a good job at a fair price, we will get our fair share, which is all we are looking to do.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Okay. And then lastly, it seems to us, I'm wondering if you're feeling a little bit -- CenturyLink certainly spent more money again for the first time in a while. But as we look at the Connect America Fund 2 and the transition in tier 2, tier 3 service providers' business models versus getting free money in essence as an operating subsidy and having to transition their business models to a CapEx subsidy. Our work suggests that everybody has kind of figured that out, so how they're going to figure out how to survive going forward or thrive. So CAF 2 projects should start emerging, I know you kind of didn't answer the question, but it has to start happening in 2016, right?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Absolutely. There are build out commitments in the FCC rule through the end of 2017. And I'm sure that customers are going through a planning process that will turn into outside planning opportunities as we get into the early part of 2016, if not a little sooner.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Great. I don't have any other questions. Thank you.

Operator

Alan Mitrani, Sylvan Lake.

Alan Mitrani - Sylvan Lake Management - Analyst

Thank you. Just a couple of housekeeping questions actually. First, if you can, Steve, you said wireless was down. Other guys have reported wireless down meaningfully. Can you give us the absolute level of wireless in the quarter and where it was for the year?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

It was just a little bit over $30 million and down call it 40%, in line with everybody else.

Alan Mitrani - Sylvan Lake Management - Analyst

Right. And what about for the year?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

I don't have that number in front of me, but I think we really only saw that level of decline until we got into the second half of our fiscal year, first half of this calendar year.

Alan Mitrani - Sylvan Lake Management - Analyst

Okay.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

So the decline on a yearly basis is less than what we saw in the quarter.

Alan Mitrani - Sylvan Lake Management - Analyst

Okay. And then in the previous calls, you had thought that you thought the wireless might be basing out a little bit in the sense that next calendar year might be a better year for wireless. Is that still your thought?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

That's absolutely right. It's not based on any kind of detailed understanding or where people's budgets are, but I think the general sense in the industry is that, if we are talking about wireless a year from today, the fourth quarter of 2016 should be better than this quarter.

Alan Mitrani - Sylvan Lake Management - Analyst

Okay. Great. And then on the CAF opportunity, I realize we've got about one day until everybody tells us, and some guys have already come out, like Frontier said they are taking it all, and other guys, CenturyLink says they're going to take a bunch. But can you talk about, if customers do not choose to take the opportunity and then it goes out to auction to other providers, how long does that delay the build versus a customer who decides: “I'm taking it all right now”? And could that delay the opportunity for you into your -- later into fiscal 2016 and into 2017 then?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

So far the folks that have accepted the money have accepted essentially all of the money or a substantial portion of the money, more than half. So to the extent it does go through an auction process, in the rule there is a schedule on that I think at some time in 2016. And so to the extent that somebody doesn't take the money, there will be other opportunities down the road. That's a good thing. There's plenty to do in 2016 and more to do in 2017. It wouldn't be a bad thing.

Alan Mitrani - Sylvan Lake Management - Analyst

Okay. And then one for Drew or for you. There was only one line item in the balance sheet that just looked a little out of ordinary for me. The other accrued liabilities was up sequentially year-over-year higher than normal or at least what I had seen it's a small number on an absolute basis. But was there something there? Was this for the new healthcare law, so accrued self-insurance claims? Anything for the healthcare law or any changes there, or is it just the new employees that you have so you're accruing more expenses potentially?

Drew DeFerrari - Dycom Industries, Inc. - SVP, CFO

No, so there's a couple of things there. On the accrued liabilities, it's the income taxes payable sequentially.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

That's the unfortunate part of record earnings. We do have record taxes.

Drew DeFerrari - Dycom Industries, Inc. - SVP, CFO

So that's about $8.9 million. On the self-insurance, so we have a gross presentation there where there is a component in the other assets as well. So you will see an increase in the other assets corresponding to the increase in the accrued insurance claims as well.

Alan Mitrani - Sylvan Lake Management - Analyst

That's fine. Thanks. And then just two big questions. Historically, you haven't done work for DirecTV in years, Steve, but AT&T is your largest customer. Is there any opportunity from the recent deal to gain share not just with AT&T as they do fiber, but at least in the historical DirecTV markets where in the past it wasn't either economical or didn't make sense for you to do things. Can you talk about the opportunity there?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

All would say is obviously, if there's opportunity, we will address it. They are a great customer. Our focus right now is squarely on what we do today and know how to do well. And so for us, it's not a focus area, but that could change.

Alan Mitrani - Sylvan Lake Management - Analyst

Okay. And then lastly, it seems like a lot of the growth has come with the telcos really spending, with AT&T and CenturyLink and others. The cable companies, if you listen to their call, seem to be waking up and stressing CapEx as core to their business in terms of retaining customers, especially with over-the-top potentially coming faster. When do you think we see the more competitive cable response and the redesign of architecture which could have a step function for you in the next couple of years? Is that calendar 2016? Is it end of 2015? Can you just talk a bit about what you see from the cable response to the telco threat?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

I think we had a great quarter with Comcast. Growth was 23% organically. If you look at it on a year-over-year basis, it was up almost $50 million. So, I think we are seeing good growth opportunities there. We grew with Time Warner. Charter is going through a cycle where they have completed their all the digital conversion, so that was down. But we've always had a good relationship with cable providers, and we think that it's certainly an opportunity in the future to grow the business for them even though we've had great growth here, particularly for Comcast.

Alan Mitrani - Sylvan Lake Management - Analyst

Great. And then Drew, on the amortization, it seems like it went up because of the deals and the depreciation. Obviously you are spending more in your CapEx. But it seems like now the differential between the operating EPS let's call it and the cash EPS ex-amortization is actually going to increase in the next year or so up to $0.30-something. When does that peak?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Tell us when the business peaks, I'll tell you when CapEx is going to peak. But we don't think that's anytime soon, Alan. So as always, we are going to invest. When we invest, that's a good thing. It's what our customers in part hire us for, because they know that the industry needs to grow capacity, and so we are going to spend, and so that line item will go up. The amortization goes through an accelerated review over time, normal purchase accounting, but the depreciation, that's a good thing.

Alan Mitrani - Sylvan Lake Management - Analyst

Great. Thank you.

Operator

Christian Schwab.

Christian Schwab - Craig-Hallum Capital Group - Analyst

On the lower total cost of fiber deployments, are you seeing any increase in micro-trenching?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

There's talk in the industry about micro-trenching. And once again, Christian, given our scale in the business, you can probably assume that we know something about just about everything that's going on. But we have competitors. And it's just another method of doing the work, and it has its place. And when it has its place, we have great capabilities in that area.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Awesome. Thank you.

Operator

There are no further questions in queue.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

We thank everybody for your participation in the call today. We look forward to speaking to you next on our first-quarter fiscal 2016 call. It will be just before Thanksgiving. Thank you.

Operator

Ladies and gentlemen, that does conclude your conference. Thank you for your participation and you may now disconnect.